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                                                                     Exhibit 5.1


                        Brobeck, Phleger & Harrison LLP
                                November 4, 1996



View Tech, Inc.
950 Flynn Road
Camarillo, CA  93012

                 Re:      Registration Statement on Form S-4
                          File No. 333-13459

Ladies and Gentlemen:

                 We have examined the Registration Statement on Form S-4 (File No. 333-13459) (the "Registration Statement") originally filed by View Tech, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on October 4, 1996, as amended by Amendment No. 1 thereto filed on November 4, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). As your special counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

                 It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your special counsel, to be taken prior to the issuance of the Shares and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

                 We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        BROBECK, PHLEGER & HARRISON LLP